Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on this Amended Schedule 13G is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Amended Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 26, 2019.

ONSET IV, L.P.

By: ONSET IV Management, LLC
Its: General Partner

By:	/s/ Terry L. Opdendyk
Terry L. Opdendyk
Managing Director of the General Partner

By:	/s/ Robert F. Kuhling, Jr.
Robert F. Kuhling, Jr.
Managing Director of the General Partner

ONSET IV Management, LLC

By:	/s/ Terry L. Opdendyk
Terry L. Opdendyk
Managing Director of the General Partner

By:	/s/ Robert F. Kuhling, Jr.
Robert F. Kuhling, Jr.
Managing Director of the General Partner

/s/ Terry L. Opdendyk
Terry L. Opdendyk

/s/ Robert F. Kuhling, Jr.
Robert F. Kuhling, Jr.